INFORMATION HEREIN MARKED WITH "[CT REQUESTED]" HAS BEEN DELETED
PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER
THE SECURITIES EXCHANGE ACT OF 1934.

    SUBORDINATED DEBT FACILITY AGREEMENT

 AGREEMENT dated       June 1996 between:

1. AMERICAN BANKNOTE AUSTRALASIA LIMITED (ACN 072 664 692) incorporated in Victoria of Level 28, 525 Collins Street,
Melbourne, Victoria (to be renamed ABN Holdings Limited) (the
Borrower);

2. AMCOR INVESTMENTS PTY LIMITED (ACN 004 345 868) incorporated in Victoria of Southgate, Tower East, 40 City Road,
South Melbourne, Victoria (the Lender); and

3. EACH COMPANY set out in schedule 1 or which has executed a Guarantor Accession Deed (each, a Guarantor).

 RECITAL

The Borrower and each Guarantor have requested the Lender to provide the Borrower with a facility under which financial accommodation may be made available to the Borrower.

 IT IS AGREED as follows.

1.      DEFINITIONS AND INTERPRETATION

1.1     Definitions

 The following definitions apply unless the context requires otherwise. ABNAH means American Banknote Australasia Holdings
Inc., incorporated in Delaware of 49th Floor, 200 Park Avenue,
New York, New York.

 ABN means American Banknote Corporation incorporated in Delaware of 49th Floor, 200 Park Avenue, New York, New York. ABN Pacific means ABN Pacific Pty Limited (ACN 072 977 265).

 Accounts means profit and loss accounts, balance sheets and cash flow statements together with any statements, reports (including, without limitation, any directors' and auditors' reports) and notes attached to or intended to be read with any of them. Advance means the advances made or to be made under clause 9. Agent means BT Management Services Pty Limited (ACN 008 640 168).

 Asset has the meaning given in each of the Australian Sale
Agreement and the New Zealand Sale Agreement. Associate in relation to an entity means:

 (a)    a Related Corporation of that entity;

 (b) an entity, or the trustee or manager of a trust, which has a Controlling Interest in that entity, or a Related
Corporation of that entity;

 (c)    a Related Corporation of an entity included in paragraph
(b) or (e);

 (d) an executive director of that entity or an entity included in paragraph (a), (b) or (c) or of the manager or of the trustee of any trust included in paragraph (a), (b) or (c) or a spouse, child, parent or sibling of that director;

 (e) a corporation, or the trustee or manager of a trust, in which one or more entity or person mentioned in paragraph (a),
(b), (c), (d), (e), (f) or (g) alone or together has a Controlling Interest;

 (f) the trustee of a discretionary trust of which an entity or person included in paragraph (a), (b), (c), (d), (e) or (g) is a beneficiary (whether or not through one or more other discretionary trusts); or

 (g) an entity of which an executive director of that entity or a Related Corporation of that entity is also a director.

 For the purposes of this definition:

 (i) where a person is a beneficiary of a discretionary trust, that person will be taken to own, and control, all the assets of that trust;

 (ii)   director has the meaning given in the Corporations Law;
and

 (iii) a person has a Controlling Interest in a corporation or trust if:

       (A) the corporation or its directors, or the trustee or manager of the trust or its directors, are accustomed, or under an obligation, whether formal or informal, to act in accordance with the directions, instructions or wishes of that person or of that person in concert with others; or

       (B) the person has a relevant interest (as defined in the Corporations Law) in more than 51% of the issued or voting shares, units or other interests in the corporation or trust (in number, voting power or value), or would have that relevant interest if any rights were exercised to subscribe for, or acquire or convert into, shares, units or other interests which are issued or unissued. The definition of relevant interest applies as if units or other interests were shares.

 [CT REQUESTED] means the Sale Agreement dated [CT REQUESTED] between the [CT REQUESTED] and [CT REQUESTED] relating to the sale and purchase of the [CT REQUESTED] portion of the Business.

 Authorisation includes:

 (a) any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with a Governmental Agency; or

 (b) in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

 Authorised Officer means:

 (a) in respect of the Borrower or any Guarantor, any director or secretary, or any person from time to time nominated as an Authorised Officer by the Borrower or the relevant Guarantor by a notice to the Lender accompanied by certified copies of signatures of all new persons so appointed; and

 (b) in respect of the Lender, any person whose title or acting title includes the word Manager or cognate expressions, or any secretary or director, or any lawyer acting for the Lender.

 Availability Period means the period commencing on the date of this Agreement and expiring on 16 October 1996 (or such later period as the Lender and the Borrower may agree in writing) or, if earlier, the date on which the whole of the Commitment is first utilised or cancelled.

 BABN  means BABN Technologies Corporation, incorporated in
Canada.

 Base Interest Rate means [CT REQUESTED] per annum. Business means the security printing business carried on at the date of this Agreement by Fortronic, PSS and the Purchase Divisions which is to be purchased by any Group Member under the Sale Agreements and then carried on by the Group, as it may develop or be expanded from time to time. It includes, without limitation:

(a) the manufacture and supply of personalised cheques and cheque books, deposit books, bank cheques, postal money orders and bearer securities;

 (b) the provision of electronic printing services including for cheque and credit card statements, car registrations, superannuation statements and council rate notices;

 (c) the manufacture and supply of plastic transaction cards, telephone cards, plastic promotional and membership cards and photographic drivers and firearms licences;

 (d) the provision of bureau personalisation services, encoding and barcoding services;

 (e) the sale and/or maintenance of photographic, personalisation and encoding equipment;

 (f) if Scenario 3 occurs, the manufacture and supply of lottery tickets and other gaming or wagering materials; and

 (g)    anything developed from the above.

 Business Day means a weekday on which banks are open in Sydney and Melbourne.

 Charge means any charge, debenture or other Security Interest given by the Borrower or a Guarantor to secure the Secured Moneys (including without limitation the Debenture Trust Deed and any Satisfactory Charge). Collateral Security means any Security Interest, Guarantee or other document or agreement at any time created or entered into as security for any Secured Moneys.
Commitment means:  (a)    until Scenario 3 occurs, [CT
REQUESTED]; and

 (b)    if Scenario 3 occurs, [CT REQUESTED].

 Completion has the meaning given to "First Completion" in the Sale Agreements. Debenture Trust Deed means the Debenture Trust Deed dated on or before the date of this agreement between the Borrower, the Guarantors and BT Securities Limited. Distribution means, in relation to a company, any payment or distribution of any money or other assets to a shareholder of the company or an Associate of the company or that shareholder, including without limitation:

 (a) any dividend or other distribution, whether of a capital or revenue nature, to a company's shareholders or stockholders as such;

 (b) any application or distribution of any property or assets to purchase, redeem or otherwise retire any shares or stock in a company;

 (c) any reduction (followed by any distribution) of a company's capital;

 (d) any payment or exchange of property or assets for property, assets or services for a consideration which (independently valued) exceeds the fair market value of the property, assets or services acquired, or any gift;

 (e)    any management or other fee;

 (f)    any interest or principal under a loan; and

 (g) any transfer or settlement or setting aside of property or assets to meet or effect any other Distribution mentioned above,

 but does not include:

 (h)    any director's fee determined at market rates; and

 (i) any distribution required or permitted under the Facility.

 Drawdown Date means the date on which any accommodation under this Agreement is or is to be drawn. Drawdown Notice means a notice under clause 5. Environmental Law means a provision of a law or a law, which relates to an aspect of the environment or health.

 Equity Investor means any person, other than ABNAH, who subscribes for ordinary shares in the Borrower.

 Event of Default has the meaning in clause 14.1. Facility means the facility provided under this Agreement. Financial
Indebtedness means any indebtedness, present or future, actual or contingent in respect of moneys borrowed or raised or any financial accommodation whatever. Without limitation, it includes:

 (a) indebtedness under or in respect of a negotiable or other financial instrument, Guarantee, redeemable share, share the subject of a Guarantee, discounting arrangement, finance or capital Lease, hire purchase, deferred purchase price (for more than 90 days) of an asset or service or an obligation to deliver goods or other property or provide services paid for in advance by a financier or in relation to another other financing transaction; and

 (b) the mark to market exposure under any interest, gold or currency exchange, hedge or arrangement of any kind,

 but does not include any off balance sheet operating Lease or any payment by a trade customer in advance of delivery of goods or services on ordinary commercial terms.

 Fortronic means Fortronic Technology Pty Limited (ACN 006 412
657) and each of the Assets owned by it.

 Fortronic Share means any Marketable Security of Fortronic. Governmental Agency means any government or any governmental, semi-governmental or judicial entity or authority. It also includes any self-regulatory organisation established under statute or any stock exchange. Group means the Borrower and its Subsidiaries. Group Member means each company which is a member of the Group.

 Guarantee means any guarantee, indemnity, letter of credit, legally binding letter of comfort or suretyship, or any other legally binding obligation or irrevocable offer (whatever called and of whatever nature):

 (a)    to pay or to purchase;

 (b) to provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets, rights or services, or otherwise) for the payment or discharge of;

 (c) to indemnify against the consequences of default in the payment of; or

 (d)    to be responsible otherwise for,

 an obligation or indebtedness of another person, a dividend, distribution, capital or premium on shares, stock or other interests, or the insolvency or financial condition in each case of another person. Guarantor Accession Deed means a deed substantially in the form of annexure B. Holding Subsidiary means [CT REQUESTED] (to be renamed American Banknote Australasia Pty Limited). Indemnified Parties means the Lender and the Security Trustee as defined in the Debenture Trust Deed.

 Intellectual Property means any intellectual or industrial property including without limitation:

 (a) a patent, trade mark or service mark, copyright, registered design, trade secret, or confidential information; or

 (b) a licence or other right to use or to grant the use of any of the foregoing or to be the registered proprietor or user of any of the foregoing.

 Lease means:

 (a) any lease, charter, hire purchase or hiring arrangement of any property (including, without limitation, a right to use
Intellectual Property or a franchise);

 (b) an agreement under which property is or may be used or operated by a person other than the owner; or

 (c) an agreement or arrangement under which property is or may be managed or operated by a person other than the owner, and the operator or manager or its Related Corporation or Associate (whether in the same or another agreement or arrangement) is required to make or assure minimum, fixed and/or floating rate payments of a periodic nature.

 Liquidation includes receivership, compromise, arrangement, amalgamation, administration, reconstruction, winding up, dissolution, assignment for the benefit of creditors, bankruptcy or death. Marketable Security has the meaning given in the Corporations Law, but also includes:

 (a) a document referred to in the exceptions to the definition of debenture in the Corporations Law;

 (b)    a unit or other interest in a trust or partnership;

 (c)    a negotiable instrument; and

 (d) a right or an option in respect of a Marketable Security, whether issued or unissued, including, without limitation, any of the above.

 [CT REQUESTED] Agreement means the master agreement dated [CT
REQUESTED] between the Borrower, [CT REQUESTED] and purchase of the Business generally.

 Material Adverse Effect means a material adverse effect on the ability of the Relevant Companies as a whole to perform their obligations under the Relevant Documents, on the security of the Lender or on the financial condition or business of the Relevant Companies as a whole. Material Document means:

 (a)    a Sale Agreement;

 (b)    the Shareholders Agreement;

 (c)    each agreement relating to the Senior Debt Facility;

 (d)    each Senior Security;

 (e) the Memorandum and Articles of Association of the Borrower;

 (f)    the Underwriting Agreement;

 (g) each Real Property Lease which has a term of more than [CT REQUESTED] with a rent greater than [CT REQUESTED] per annum;

 (h)    the PSS Shareholders Agreement;

 (i) each contract entered into by a Group Member or otherwise in connection with the Business under which goods or services are provided by the Group Member which contract has total annual payments of [CT REQUESTED] or more per annum (including without limitation a "Material Contract", a "Fortronic Material Contract" or a "Business Contract", all as defined in any Sale Agreement); or

 (j) another document or agreement which is material to the Business, the Mortgaged Property or the security of the Lender or which is agreed by the Borrower and the Lender to be a Material
Document.

 Mortgaged Property means the property mortgaged or charged by a Charge or any Collateral Security. New Rights means all assets, rights, powers and proceeds of any nature at any time attaching to, or arising out of a holding in, any Marketable Securities included in the Mortgaged Property, including, without limitation: (a) all money, distributions and dividends; (b)

 any Marketable Security, any right to take up Marketable
Securities or any allotment of further Marketable Securities, and includes any certificate or other evidence of title to the Marketable Securities or to anything specified in this definition;

 (c) any proceeds of, or of the disposal of, anything specified in this definition; and

 (d) any Marketable Security resulting from the conversion, consolidation or sub-division of a Marketable Security, and includes any certificate or other evidence of title to a Marketable Security or to anything specified in this definition.

 [CT REQUESTED] Agreement means the Sale Agreement dated [CT
REQUESTED] between the Borrower, [CT REQUESTED] relating to the sale and purchase of the [CT REQUESTED] portion of the Business.

 Notifiable Transaction means any transaction entered into or to be entered into by the Borrower or a Guarantor which results in the Borrower or a Guarantor being or becoming liable to make a payment or to deliver any property or assets to, or provide services to or in respect of any liability of, an Associate of the Borrower or of a Guarantor other than:

 (a) the allotment of ordinary shares in the Borrower or a Guarantor for full consideration in cash; or

 (b)    a transaction which only involves the Borrower and/or
Guarantors.

 Potential Event of Default means anything which with the giving of notice or passage of time or both would become an Event of Default. Principal Outstanding means the total principal amount advanced under this Agreement (including any capitalised interest) and for the time being outstanding. Priority Agreement means the Deed of Subordination and Priority dated on or about the date of this Agreement between the Lender, the Borrower, the Agent and the Guarantors.

 PSS means Pacific Secure Systems Pty Limited (ACN 002 752 730).
PSS Completion has the meaning given to it in the Australian Sale
Agreement.

 [CT REQUESTED] Agreement means a Shareholders Agreement between
[CT REQUESTED] and [CT REQUESTED] with respect to shares in [CT
REQUESTED], in the form of the Shareholders Agreement dated [CT
REQUESTED] between [CT REQUESTED].

 Purchase Division means each of the following divisions of [CT
REQUESTED] immediately prior to Completion to be purchased by any Group Members under the Sale Agreements:

 (a)    [CT REQUESTED] Division;

 (b)    [CT REQUESTED] Division;

 (c)    [CT REQUESTED] Division [CT REQUESTED];

 (d)    [CT REQUESTED] Division [CT REQUESTED]; and

 (e)    [CT REQUESTED] Division [CT REQUESTED],

 and each of the Assets owned by them.

 Real Property means the following:  (a)    [CT REQUESTED];

 (b)    [CT REQUESTED];

 (c)    [CT REQUESTED];

 (d)    [CT REQUESTED];

 (e)    [CT REQUESTED];

 (f)    [CT REQUESTED];

 (g)    [CT REQUESTED];

 (h)    [CT REQUESTED];

 (i)    [CT REQUESTED];

 (j)    [CT REQUESTED];

 (k)    [CT REQUESTED];

 (l)    [CT REQUESTED];

 (m)    [CT REQUESTED]; or

 (n)    any other real property which may be leased to a Group
Member from time to time.

 Real Property Lease means a Lease to any Group Member with respect to any Real Property.

 Related Corporation has the meaning given to related body corporate in the Corporations Law, but on the basis that Subsidiary has the meaning given in this Agreement and that body corporate includes any entity or a trust. Relevant Company means:

 (a)    a Group Member; or

 (b) another person who gives or creates a Guarantee or Security Interest which secures any Secured Moneys.

 Relevant Document means a Transaction Document or a Material
Document.

 Sale Agreement means:  (a)    the [CT REQUESTED] Agreement;

 (b)    the [CT REQUESTED] Agreement; or

 (c)    the [CT REQUESTED] Agreement;

 Same Day Funds means a bank cheque or other immediately available funds.

 Satisfaction Date has the meaning given in the Priority
Agreement.

 Satisfactory Charge means a charge (which is a first charge subject only to the prior ranking security contemplated in the Priority Agreement) over all assets to secure the Secured Moneys where the Lender has received documents or evidence in connection with that charge satisfactory to the Lender (including, where requested, opinions).

 Scenario means Scenario 1 or Scenario 3. Scenario 1 will occur when no shares in PSS are to be purchased by any Group Member.

 Scenario 3 will occur when [CT REQUESTED] of the issued shares in PSS are to be purchased by any one or more Group Members.

 Secured Moneys means all money which the Borrower and the Guarantors (whether each of them alone or with another person) are or at any time may become actually or contingently liable to pay to or for the account of the Indemnified Parties (whether alone or with another person) for any reason whatever under or in connection with a Transaction Document.

 It includes, without limitation, money by way of principal, interest, fees, costs, indemnities, Guarantees, charges, duties or expenses or payment of liquidated or unliquidated damages under or in connection with a Transaction Document, or as a result of a breach of or default under or in connection with a Transaction Document. Where the Borrower or Guarantor would have been liable but for its Liquidation, it will be taken still to be liable. A reference to an amount for which a person is contingently liable includes, without limitation, an amount which that person may become actually or contingently liable to pay if a contingency occurs, whether or not that liability will actually arise.

 Security Interest includes any mortgage, pledge, lien or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claims satisfied in priority to other creditors with, or from the proceeds of, any asset.

 Without limitation it includes retention of title other than in the ordinary course of day-to-day trading and a deposit of money by way of security but it excludes a charge or lien arising in favour of a Governmental Agency by operation of statute unless there is default in payment of moneys secured by that charge or lien. Senior Debt Facility means the Facility Agreement dated on or about the date of this Agreement between the Borrower, the Guarantors, the banks or financial institutions set out in schedule 2 to that agreement and the Agent. Senior Debt Participants means the participants as defined in the Senior Debt Facility. Senior Security means any charge or collateral security (including any Guarantee) granted by any Group Member to the Agent, BT Securities Limited or to the Senior Debt Participants.

 Shareholders Agreement means the Shareholders and Subscription Agreement dated on or about [CT REQUESTED] between any Equity Investor and ABNAH with respect to their share holdings in the Borrower. Subordinated Security means a Security Interest given by a Group Member to the Lender with respect to this Facility. Subsidiary has the meaning given in the Corporations Law but so that:

 (a) an entity will also be deemed to be a Subsidiary of a company if it is controlled by that company (expressions used in this paragraph have the meanings given for the purposes of Parts
3.6 and 3.7 of the Corporations Law);

 (b) a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share;
and

 (c) a corporation or trust may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation.

 Tax includes any tax, levy, impost, deduction, charge, rate, duty, compulsory loan or withholding which is levied or imposed by a Governmental Agency, and any related interest, penalty, charge, fee or other amount. Transaction Document means:

 (a)    this Agreement,

 (b)    each Charge;

 (c)    any Collateral Security;

 (d)    the Priority Agreement;

 (e)    any Guarantor Accession Deed;

 (f) any Drawdown Notice or any debenture or other certificate or Security Interest issued under a Charge; or

 (h) a document or agreement entered into or provided for the purpose of amending or novating, any of the above.

 It includes, without limitation, an undertaking by or to a party or its lawyers under or in relation to any of the above. [CT
REQUESTED] Agreement means the [CT REQUESTED] Agreement dated [CT
REQUESTED] between [CT REQUESTED].

 Undrawn Commitment means the Commitment less the Principal
Outstanding.

1.2     Interpretation

 Headings are for convenience only and do not affect
interpretation.  The following rules apply unless the context
requires otherwise.  (a)    The singular includes the plural and
the converse.

 (b)    A reference to a gender includes all genders.

 (c) Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

 (d) A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of the foregoing.

 (e) A reference to a clause, annexure or schedule is a reference to a clause of, or annexure or schedule to, this Agreement.

 (f) A reference to a party to this Agreement or another agreement or document includes the party's successors and permitted substitutes or assigns.

 (g) A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

 (h) A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

 (i) A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing.

 (j) An Event of Default subsists until it has been waived in writing by the Lender.

 (k)    Substantial means not merely nominal.

 (l)    All references to dollars are to Australian dollars.

 (m) Mentioning anything after include, includes or including does not limit what else might be included.

 (n) A reference to an asset includes any real or personal, present or future, tangible or intangible property or asset (including intellectual property) and any right, interest, revenue or benefit in, under or derived from the property or asset.

1.3     Determination, statement and certificate

 Except where otherwise provided in this Agreement any determination, statement or certificate by the Lender or an Authorised Officer of the Lender or provided for in this Agreement is evidence of the matter stated in it unless the contrary is proved. It binds the parties in the absence of manifest error.

 1.4    Document or agreement

 A reference to:  (a)    an agreement includes a Security
Interest, Guarantee, undertaking, deed, agreement or legally enforceable arrangement whether or not in writing; and

 (b) a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document.

 A reference to a specific agreement or document includes it as amended, novated, supplemented or replaced from time to time, except to the extent prohibited by this Agreement.

1.5     Trust

 Unless the context requires otherwise, a reference to a transaction, asset, act or liability of any nature of the Group Member includes its transactions, assets, acts or liabilities as trustee. Where the Group Member incurs an obligation, it incurs that obligation both in its own right and in its capacity as trustee, unless the obligation relates only to an asset which it holds in its own right and not as trustee.

1.6     Current accounting practice and accounting terms

 A reference to current accounting practice is to accounting principles and practices applying by law or otherwise generally accepted in Australia, consistently applied. Unless otherwise defined, accounting terms should be interpreted in accordance with current accounting practice.

1.7     Priority Agreement

 The parties acknowledge that this Agreement is to be interpreted with and subject to the terms of the Priority Agreement. To the extent of any inconsistency between this Agreement and the Priority Agreement the Priority Agreement shall prevail.

1.8     Debenture Trust Deed

 Each Group Member agrees that for the purposes of the Debenture
Trust Deed:

 (a)    the Lender shall be the "Majority Stockholders"; and

 (b)    the Transaction Documents shall be the "Transaction
Documents",

 as those terms are used in the Debenture Trust Deed.

2.      COMMITMENT

 Subject to this Agreement the Lender agrees with the Borrower to make available Advances. The total principal amount of the Advances available under this Agreement will not at any time exceed the Commitment.

3.      CANCELLATION OF COMMITMENT

3.1     During Availability Period

 The Borrower may cancel all or part of the Undrawn Commitment at any time during the Availability Period without penalty.

3.2     At end of Availability Period

 At the close of business (Sydney time) on the last day of the Availability Period the Undrawn Commitment will be cancelled.

3.3     Reduction on repayment or prepayment

 On any repayment or prepayment of the Facility, the Commitment will be reduced by an amount equal to the principal amount so repaid or prepaid.

4.      PURPOSE

 The Borrower shall use the net proceeds of the Facility for the purpose of acquiring the Business and the shares in Fortronic and PSS.

5.      DRAWDOWN NOTICES

 Whenever the Borrower wishes to draw an Advance under the Facility using any of the Undrawn Commitment it shall give to the Lender on behalf of itself and the Guarantors an irrevocable Drawdown Notice substantially in the form of annexure A specifying that a drawing is to be made under the Facility. That Drawdown Notice must be received by the Lender before the proposed Drawdown Date (which must be a Business Day) or on such other day as the Lender may agree in writing.

6.      REPAYMENT

 The Borrower shall repay the Principal Outstanding on the Satisfaction Date.

7.      PREPAYMENTS

7.1     Compulsory prepayment if conditions subsequent not met

 Subject to waiver by the Senior Debt Participants under the Priority Deed, the Borrower shall repay the Principal Outstanding on the 31st day following the first Drawdown Date or such later date as the Lender may reasonably agree and all Commitments are cancelled as of that day if the conditions subsequent in clause
11.3 are not satisfied.

7.2     Voluntary prepayments

 Subject to this clause the Borrower may prepay all or part of the Principal Outstanding without penalty.

7.3     No redrawing

 Prepayments or repayments under the Facility will not be available for redrawing.

8.      MANDATORY PREPAYMENT

8.1     Mandatory Prepayment

 Notwithstanding any other provision of this Agreement, to the extent permitted by clause 17.1(r) of the Senior Debt Facility the Borrower shall prepay all or part of the Principal
Outstanding.

8.2     Reduction of Commitment

 Upon any prepayment under clause 8.1, the Commitment will be permanently reduced by the amount of such prepayment. Any prepayment under that clause shall be treated as a prepayment under clause 7.

9.      FACILITY

9.1     Advance

 (a) Subject to this Agreement, whenever the Borrower wishes to draw an Advance, the Lender shall make it available in immediately available funds by 11.00 am (Sydney time) on the relevant Drawdown Date.

 (b) The Lender will pay the Advance to the relevant account specified in the Drawdown Notice or in such other manner as agreed.

9.2     Interest

 Interest will accrue from day to day on the Principal Outstanding (including without limitation any accrued and capitalised interest) at the Base Interest Rate. The Borrower shall pay accrued interest annually in arrears to the maximum extent permitted by the Senior Debt Facility. Any interest which cannot be paid as permitted by the terms of the Senior Debt Facility will be capitalised. Interest will be paid or capitalised on each annual date on which the Borrower is permitted to make a distribution with respect to this Facility in accordance with the Senior Facility Agreement.

9.3     Additional Interest

 Additional interest will accrue on the Principal Outstanding for
any period in which:  ign    the Principal Outstanding exceeds
[CT REQUESTED] but is equal to or less than [CT REQUESTED], at the rate of [CT REQUESTED] per annum on the amount by which the Principal Outstanding exceeds [CT REQUESTED]; or

 (b) the Principal Outstanding exceeds [CT REQUESTED], at the rate of [CT REQUESTED] per annum on [CT REQUESTED].

 All such additional interest which accrues is to be capitalised as it accrues and will become payable in full on the Satisfaction Date. Interest will be capitalised on each annual date on which the Borrower is permitted to make a distribution with respect to this Facility in accordance with the Senior Facility Agreement.

10.     PAYMENTS

10.1    Manner

 The Borrower and each Guarantor shall make all payments under any Transaction Document in Same Day Funds by 11 am (Sydney time) on the due date to the address for service of notices of the Lender, or to the account specified by the Lender from time to time, or, in the case of the first drawdown, by company cheque delivered to the Borrower without set-off or counterclaim and without deduction or withholding.

10.2    Payment to be made on Business Day

 Whenever any payment becomes due on a day which is not a Business Day, the due date will be the next Business Day in the same calendar month or, if none, the preceding Business Day.

11.     CONDITIONS

11.1    Conditions precedent to Drawdown Notice

 The right of the Borrower to give the initial Drawdown Notice and the obligations of the Lender under this Agreement are subject to the condition precedent that the Lender receives all of the following in form and substance satisfactory to it:

 (a) (verification certificate) a certificate in relation to each Group Member given by a director of the Group Member respectively substantially in the form of annexure C with the attachments referred to and dated not earlier than [CT REQUESTED] before the first Drawdown Date (or such shorter period as the Lender agrees in writing);

 (b) (Senior Debt Facility) an executed counterpart of the Senior Debt Facility provided in accordance with the terms sheet dated [CT REQUESTED] for the Senior Debt Facility and confirmation from the Agent that all of the conditions precedent in the Senior Debt Facility have been satisfied or waived;

 (c) (Charges) a Charge from each Group Member (other than Fortronic and PSS) and evidence that each such Charge and each Collateral Security has been or will be provisionally registered by the Australian Securities Commission free from all prior Security Interests and third party rights and interests;

 (d) (stamping) evidence that each Relevant Document has been stamped if necessary or will be lodged for stamping at any relevant authority;

 (e)    (Relevant Documents)  duly executed and stamped
counterparts of: (i)     each Transaction Document; and (ii)
the Shareholders Agreement;

 (f)    (Sale Agreements)  evidence that: (i)     all conditions
precedent under the Sale Agreements have been satisfied; and

       (ii)    within [CT REQUESTED] of Completion: (1)     ABN
will be the beneficial owner of [CT REQUESTED] of the issued shares in ABNAH;

       (2) ABNAH will be the beneficial owner of not less than [CT REQUESTED] of the issued shares in the Borrower;

       (3) the Equity Investors will be the beneficial owners of all the issued shares in the Borrower not owned by ABNAH;

       (4) the Borrower will be the sole beneficial owner of the Holding Subsidiary and ABN Pacific;

       (5) the Holding Subsidiary will be the sole beneficial owner of the Fortronic Shares; and

 (g) (consent of shareholders) a consent signed by each shareholder of a Guarantor consenting to that Guarantor entering into the Transaction Documents even though it might constitute a breach of directors' duties; and

 (h) (ABN undertaking) a letter in the form set out in annexure F signed by American Banknote Corporation.

11.2    Condition Precedent to further accommodation

 In the case of Scenario 3, the obligation of the Lender to make available second or further advances under the Facility is subject to the further condition precedent that before or simultaneously with a making of that financial accommodation the Lender receives in form and substance satisfactory to it evidence that PSS Completion under the Sale Agreements has occurred.

11.3    Conditions subsequent to initial accommodation

 The obligations of the Lender under this Agreement after the first Drawdown Date are subject to the condition subsequent that the Lender receives within 30 days of the first Drawdown Date, or within such longer period as the Borrower and the Lender agree, all of the following in form and substance satisfactory to the
Lender:  (a)    (verification certificate)  a certificate in
relation to each Group Member (other than PSS if Scenario 1 only occurs) which has not become a Guarantor and provided a Charge as of the first Drawdown Date given by a director of the Group Member substantially in the form of annexure C with the attachments referred to;

 (b) (shareholding) evidence that the shareholdings in the Group Members are as set out in clause 12.1(p);

 (c) (charges) a Charge from each Group Member (other than PSS and ABN Pacific if Scenario 1 only occurs) which has not provided one prior to the first Drawdown Date and evidence that each such Charge has been or will be provisionally registered by the Australian Securities Commission free from all prior security interests and third party rights and interests;

 (d) (stamping) evidence that each Charge referred to in paragraph (c) and Guarantor Accession Deed referred to in paragraph (e) has been stamped if necessary or will be lodged for stamping at any relevant authority;

 (e) (Accession Deed) an executed and stamped counterpart of the Guarantor Accession Deed for each Group Member referred to in paragraph (a) and evidence of the Guarantor Accession Deed's due
execution by each party to it;  (f)    (consent of shareholders)
a consent signed by each shareholder of a Group Member referred to in paragraph (a) consenting to that Group Member entering into the Transaction Documents even though it might constitute a breach of directors' duties;

 (g) (certificate of compliance) a certificate by a director and secretary of each Group Member referred to in paragraph (a) under section 206(6) of the Corporations Law substantially in the form of annexure D;

 (h) (PSS) unless Scenario 1 occurs, evidence that BABN has waived, or may no longer exercise, any rights it has or had to purchase any shares in PSS.

12.     REPRESENTATIONS AND WARRANTIES

12.1    Representations and warranties

 The Borrower and each Guarantor makes the following
representations and warranties.  (a)    (Status)  It is a
corporation validly existing under the laws of the place of its incorporation specified in this Agreement.

 (b) (Power) It has the power to enter into and perform its obligations under the Transaction Documents to which it is expressed to be a party, to carry out the transactions contemplated by those documents and to carry on its business as now conducted or contemplated.

 (c) (Corporate authorisations) It has taken all necessary corporate action to authorise the entry into and performance of the Transaction Documents to which it is expressed to be a party, and to carry out the transactions contemplated by those documents.

 (d) (Documents binding) Subject to general principles of equity and laws affecting creditors' rights generally:

       (i) each Transaction Document to which it is expressed to be a party is its valid and binding obligation enforceable in accordance with its terms, subject to any necessary stamping and registration;

       (ii)    subject to the relevant assumptions and
qualifications made in the legal opinions given in connection with the Senior Debt Facility, each Charge and any Collateral
Security is valid security over the Mortgaged Property with the priority stated; and

       (iii) each Material Document to which it is a party is valid and binding on it and enforceable against it in accordance with its terms.

 (e) (Transactions permitted) The execution and performance by it of the Transaction Documents to which it is expressed to be a party and each transaction contemplated under those documents did not and will not violate in any material respect a provision of:

       (i) a law or treaty or a judgment, ruling, order or decree of a Governmental Agency binding on it except to the extent that the Lender is aware as at the date of this Agreement;

       (ii) its memorandum or articles of association or other constituent documents; or

       (iii) any other document or agreement which is binding on it or its assets,

       and, except as provided by the Transaction Documents, did not and will not:

       (iv) create or impose a Security Interest on any of its assets; or

       (v) allow a person to accelerate or cancel an obligation with respect to Financial Indebtedness, or constitute an event of default, cancellation event, prepayment event or similar event (whatever called) under an agreement relating to Financial Indebtedness, whether immediately or after notice or lapse of time or both.

 (f) (Accounts) In respect of its Accounts for each full financial year after the date of this Agreement:

       (i) its most recent consolidated and unconsolidated audited Accounts give a true and fair view of the matters with which they deal;

       (ii) there has been no subsequent change in its and its Subsidiaries' state of affairs which is likely to have a Material
Adverse Effect;

       (iii) those Accounts are prepared consistently with past practice of the Group and comply with current accounting practice except to the extent disclosed in them or approved by the Senior
Debt Participants and with all applicable laws;

       (iv) all material Financial Indebtedness and other material contingent liabilities are disclosed in those Accounts;
and

       (v) no Relevant Company has executed a Guarantee for the purpose of obtaining an order under s.313 of the Corporations
Law or an equivalent provision or for the purpose of complying with any such order.

 (g) (No litigation) To the best of its knowledge, information and belief no litigation, arbitration, Tax claim, dispute or administrative or other proceeding is current or pending or, to its knowledge, threatened, which if adversely determined is likely to have a Material Adverse Effect.

 (h)    (No default)

       (i) It is not and none of its Subsidiaries is in material default under a document or agreement (including an Authorisation) binding on it or its assets which relates to Financial Indebtedness or is material.

       (ii) Nothing has occurred which constitutes an event of default, cancellation event, prepayment event or similar event (whatever called) under those documents or agreements, whether immediately or after notice or lapse of time or both, and which is subsisting.

 (i)    (Authorisations)  Each Authorisation which is required in
relation to: (i)     the execution, delivery and performance by
it of the Relevant Documents to which it is expressed to be a party and the transactions contemplated by those documents;

       (ii) the validity and enforceability of those documents and the effectiveness or priority of the Charge or any Collateral
Security; and

       (iii) its business as now conducted or contemplated and which is material (including, without limitation, under Environmental Law),

       has been obtained or effected. Each is in full force and effect. It has complied with each of them. It has paid all applicable fees for each of them.

 (j) (No misrepresentation) Except to the extent that the Lender is otherwise aware as at the date of this Agreement, all information provided by it to the Lender is true in all material respects at the date of this Agreement or, if later, when provided. Neither that information nor its conduct and the conduct of anyone on its behalf in relation to the transactions contemplated by the Transaction Documents, was or is misleading, by omission or otherwise.

 (k) (Agreements disclosed) Except to the extent that the Lender is otherwise aware as at the date of this Agreement, each document or agreement which is material to the Relevant Documents or the ability of a Relevant Company to perform its obligations under a Relevant Document, or which has the effect of varying a Relevant Document, has been disclosed to the Lender in writing.

 (l) (Copies of documents) All copies of documents (including its latest audited Accounts and all Authorisations) given by it or on its behalf to the Lender are true and complete copies.
Those documents are in full force and effect.

 (m)    (Title and Financial Indebtedness)

       (i) It is the sole beneficial owner of the Mortgaged Property purported to be charged or mortgaged by it and all material assets included in its latest audited Accounts free of any other third party right or interest whatever other than as permitted by clause 13.1(f).

       (ii) None of its or its Subsidiaries' assets is subject to a Security Interest which is not permitted by clause 13.1(f).

       (iii) On Completion the Borrower will be the sole beneficial owner of:

       (1)     ABN Pacific; and

       (2)     the Holding Subsidiary.

       (iv) On Completion the Holding Subsidiary will be the sole beneficial owner of all shares in Fortronic and its Subsidiaries will be the sole beneficial owners of all Purchase
Divisions free from any Security Interest;

       (v) The Subsidiaries of the Holding Subsidiary will have assumed all Financial Indebtedness owed to Fortronic on Completion and (except if Scenario 1 occurs) all Financial
Indebtedness owed to PSS on PSS Completion.  (n)    (Law)  It and
each of its Subsidiaries has complied with all laws (including any Environmental Law) binding on it where breach may have a Material Adverse Effect.

 (o) (Trust) It does not hold any assets as the trustee of any trust other than:

       (i) any implied, constructive or resulting trust which arises as part of the ordinary course of its business; and

       (ii) any superannuation trust which has been notified to the Lender.

 (p)    (Corporate tree)

       (i) ABN will on Completion be the beneficial owner of [CT REQUESTED] of all issued shares in ABNAH.

       (ii) ABNAH will on Completion be the beneficial owner of not less than [CT REQUESTED] of all issued shares in the Borrower.

       (iii) The Equity Investors will on Completion be the beneficial owners of all the issued shares in the Borrower not owned by ABNAH.

       (iv) The Borrower will on Completion be the sole beneficial owner of all shares in the Holding Subsidiary and ABN
Pacific.

       (v) The Holding Subsidiary will on Completion be the sole beneficial owner of all Fortronic Shares.

       (vi) The Group Members will on Completion own all assets comprised in the Purchase Divisions.

       (vii)   ABN Pacific will on PSS Completion be, if Scenario
3 occurs, the beneficial owner of [CT REQUESTED] of the issued shares in PSS.

 (q) (Subsidiaries) It has no Subsidiaries at the date of this Agreement except for any Guarantor and as disclosed in paragraph (p).

 (r) (Notifiable Transactions) At the date of this Agreement neither the Borrower nor any Guarantor is party to a Notifiable
Transaction except as agreed by the Lender.

 (s) (Financial Indebtedness) At the date of this Agreement it has no Financial Indebtedness except as disclosed in annexure
E.

 (t) (Taxes) It has punctually paid all Taxes owing by it other than Taxes which are being contested in good faith.

 (u) (Sale Agreements) To the best of the Borrower's knowledge and belief there is no subsisting breach by any party under a Sale Agreement with respect to that Sale Agreement.

12.2    Reliance on representations and warranties

 The Borrower and each Guarantor acknowledges that the Lender has entered into the Transaction Documents in reliance on the representations and warranties in this clause. The Lender acknowledges that it is not entitled to take any action in relation to the representations and warranties in this clause if the Lender had knowledge at the date of this Agreement of all of the circumstances which give rise to the relevant breach.

12.3    Repetition for Guarantors

 On the accession of any Guarantor under clause 26, the representations and warranties in clause 12.1 (other than (m)(iii), (m)(iv) (q), (s), (t) and (v)) will automatically be repeated in relation to that Guarantor by that Guarantor.

13.     UNDERTAKINGS

13.1    General undertakings

 The Borrower and each Guarantor undertakes to the Indemnified
Parties as follows, except to the extent that the Lender
consents.  (a)    (Corporate reporting and information)  It will
provide to the Lender:

       (i) (annual Accounts) as soon as practicable (but within 120 days) after the close of each of its financial years copies of its consolidated and unconsolidated audited Accounts in respect of that financial year including balance sheets, cashflow and profit and loss statements;

       (ii) (quarterly reports) as soon as practicable (but within 30 days after the end of each quarter) copies of its consolidated and unconsolidated quarterly financial reports including balance sheets, cashflow and profit and loss statements and summary of cash flow and adjusted forward cash flow for the next quarter;

       (iii) (monthly reports) as soon as practicable (but within 15 days after the end of each calendar month) copies of its consolidated and unconsolidated monthly financial reports including balance sheets, cash flow and profit and loss statements and summary of cash flow and adjusted forward cash
flow for the next calendar month. (iv)    (narrative)  if a line
item in any annual Account provided under sub-paragraph (i), quarterly report provided under sub-paragraph (ii) or monthly report provided under sub-paragarph (iii) varies by [CT REQUESTED] or more from the same line item in the relevant budget provided under sub-paragraph (v)(B), a narrative explaining the reason for that variance;

       (v)     (budget) (1)     not less than 30 days before the
close of each of the Borrower's financial year, a draft budget for the Group for the succeeding financial year; and

       (2) not less than 15 days before the close of each of the Borrower's financial year a budget for the Group for the succeeding financial year approved by the directors of the Borrower;

       (vi) (compliance) at the time it provides the Accounts referred to in sub-paragraph (i) a certificate signed by two directors of the Borrower in a form acceptable to the Lender which discloses all Notifiable Transactions in the period since a certificate was last provided under this sub-paragraph;

       (vii) (documents issued to shareholders) promptly, all documents which applicable law requires it to issue to its shareholders, debenture holders or holders of other Marketable
Securities issued by it;

       (viii) (litigation) promptly, written particulars of any litigation, arbitration, Tax claim, dispute or administrative or other proceeding in relation to the Mortgaged Property or it or its Subsidiaries involving a claim exceeding [CT REQUESTED] or its equivalent other than a claim for worker's compensation;

       (ix) (Governmental Agency) promptly, any notice, order or material correspondence from or with a Governmental Agency relating to the Mortgaged Property or its use or the Business which may have a Material Adverse Effect;

       (x) (other information) promptly, any other information in relation to the Mortgaged Property or its or its Subsidiaries' financial condition or business which the Lender may reasonably request.

 (b) (Accounting principles) It will ensure that the Accounts provided to the Lender under paragraph (a):

       (i) comply with current accounting practice except to the extent disclosed in them and with all applicable laws; and

       (ii) give a true and fair view of the matters with which they deal.

 (c) (Authorisations) It will ensure that each Authorisation required for:

       (i) the execution, delivery and performance by it of the Transaction Documents to which it is expressed to be a party and the transactions contemplated by those documents;

       (ii) the validity and enforceability of those documents and the effectiveness and priority of the Charge or any Collateral Security; and

       (iii) the carrying on by it and its Subsidiaries of its and the Business as now conducted or contemplated (including under Environmental Law),

       is obtained and promptly renewed and maintained in full force and effect. It will pay all applicable fees for them. It will provide copies promptly to the Lender when they are obtained or renewed upon the request of the Lender.

 (d) (Notice to Lender) It will notify the Lender as soon as it becomes aware of:

       (i)     any Event of Default or Potential Event of
Default;

       (ii) any proposal by a Governmental Agency to acquire compulsorily any of the Mortgaged Property or the whole or a substantial part of its or any of its Subsidiaries' assets or business;

       (iii) any substantial dispute between it or any of its Subsidiaries and a Governmental Agency;

       (iv) any change in its Authorised Officers, giving specimen signatures of any new Authorised Officer appointed, and, where requested by the Lender, evidence satisfactory to the Lender of the authority of any Authorised Officer;

       (v) any change in its senior management or, if it is or becomes aware of any change in the senior management of ABN, that change; and

       (vi) any representation given under clause 12 that is incorrect or misleading when made or repeated.

 Sig    (Disposal of assets)  It will not sell or otherwise
dispose of, part with possession of, or create an interest in, any of the Mortgaged Property or all or a substantial part of its assets or agree or attempt to do so (whether in one or more related or unrelated transactions) except (and in the case of the Mortgaged Property, subject to the Charge and any Collateral Security):

       (i)     as permitted by paragraph (f);

       (ii) disposals of assets in exchange for other assets comparable in value (other than a factoring on recourse terms or a sale and Lease back or similar transaction); and

       (iii) disposals in the ordinary course of day-to-day trading at arm's length for valuable commercial consideration of:

       (1)     stock in trade; or

       (2) any other single asset having a book value less than or equal to [CT REQUESTED] or where total net book value of that asset and all such other assets of the Group so disposed of in any calendar year does not exceed [CT REQUESTED].

       Where a Subsidiary issues shares and its holding company does not acquire all the shares, or (as the case may be) a ratable portion of those shares according to its then shareholding, the holding company will be taken to have disposed of the shares it does not acquire.

 (f)    (Negative pledge) (i)     Except in the case of ABN
Pacific, it will not create or allow to exist a Security Interest over its assets other than:

       (1)     the Charge or any Collateral Security;

       (2) a lien arising by operation of law in the ordinary course of day-to-day trading and not securing Financial
Indebtedness where it duly pays the indebtedness secured by that lien other than indebtedness contested in good faith;

       (3)     a right of set off arising out of a
banker/customer relationship or implied by operation of law arising in the ordinary course of its business; and

       (4)     any Senior Security.

       (ii) In the case of ABN Pacific, it will not create or allow to exist a Security Interest over its assets.

 (g) (Security deposit) It will not deposit or lend money on terms that it will not be repaid until its or another person's obligations or indebtedness are performed or discharged. It will not deposit money with or lend money to a person (other than the Lender) to whom it is, or is likely to become, actually or contingently indebted except with a bank or other financial institution in the ordinary course of its business.

 (h) (Title retention) It will not enter into an agreement with respect to the acquisition of assets on title retention terms except in the ordinary course of day-to-day trading.

 (i) (Sale and Lease back) It will not sell or otherwise dispose of any of its assets to a person where, under the terms of that sale or disposal, or under a related transaction, that asset is or may be Leased to a Relevant Company or its Associate.

 (j) (Partnership and joint ventures) It will not enter into a partnership or joint venture with another person.

 (k) (Corporate existence) It will do everything necessary to maintain its corporate existence in good standing. It will not transfer its jurisdiction of incorporation or enter any merger or consolidation.

 (l) (Compliance with law) It will comply fully with all laws binding on it where non-compliance is likely to have a Material
Adverse Effect.

 (m) (Pay Taxes) It will pay all Taxes payable by it when due, but:

       (i) it need not pay Taxes for which it has set aside sufficient reserves and which are being contested in good faith, except where failure to pay those Taxes may have a Material
Adverse Effect; and

       (ii) it will pay contested Taxes which it is liable to pay on the final determination or settlement of the contest.

 (n) (Compliance and enforcement of Material Documents) It will:

       (i) comply fully with its obligations under the Material Documents;

       (ii)    use its best endeavours to keep the Material
Documents valid and enforceable.

 (o)    (Variation of Material Documents)  It will not:

       (i) amend or vary, or consent to any amendment or variation of;

       (ii) avoid, release, surrender, terminate, rescind, discharge (other than by performance) or accept the repudiation of;

       (iii) expressly or impliedly waive, or extend or grant time or indulgence in respect of, any provision of or obligation under; or

       (iv) do or permit anything which would enable or give grounds to another party to do anything referred to in sub-paragraphs (i), (ii) or (iii) in relation to,

       a Material Document, but it may amend or vary, or consent to any amendment or variation of, a document referred to in paragraph (g), (i) or (j) of the definition of Material Document unless that amendment or variation is likely to have a Material Adverse Effect.

 (p)    (Commercial dealings)

       (i) It will not deal in any way with any person except at arms' length in the ordinary course of business for valuable commercial consideration.

       (ii) It will obtain a fair market rent or licence fee for any Lease granted by it in respect of any Mortgaged Property.

       (iii)   It will ensure that all sales by a Relevant
Company of its products are made on terms that not more than six months' credit after delivery is granted for the purchase price.

 (q) (Distributions) It will not declare or make or carry into effect any Distribution (whether in cash or in kind and whether out of capital, profits, surplus or reserves) (other than Distributions in relation to the Senior Debt Facility and Distributions made in accordance with paragraph (r) or a Distribution made to the Borrower or a Guarantor) unless all of
(i), (ii) and (iii) below are satisfied.

       (i) The Lender has approved the Distribution in writing or the Distribution was permitted under the Senior Debt
Facility.

       (ii) No Event of Default or Potential Event of Default has occurred which is continuing unremedied or which has not been waived.

       (iii) No declaration by the Lender under clause 14.2 has been made.

 (r)    (Financial assistance)  It will not:

       (i) advance money or make available financial accommodation to or for the benefit of; or

       (ii) give a Guarantee or Security Interest in connection with an obligation or liability of,

       any person, but it may:

       (iii) deposit funds with a bank in the ordinary course of its business; and

       (iv) issue performance Guarantees with respect to the obligations of other Group Members in the ordinary course of business where the aggregate maximum liability under all such Guarantees given by Group Members outstanding at any time does not exceed [CT REQUESTED];

       (v) allow its customers to acquire goods and services on extended terms in the ordinary course of trading;

       (vi) enter into foreign exchange and interest rate hedging arrangements in good faith on normal commercial terms at arm's length in the ordinary course of business and meet margin requirements under those arrangements;

       (vii)   enter into the Transaction Documents;

       (viii)  grant any Senior Security; and

       (ix) advance money or make available financial accommodation to or for the benefit of the Borrower or a Guarantor.

 (s) (Business conduct) It will carry on and conduct its business in a proper and efficient manner. It will not cease or materially change its business or the Business. It will not, and will ensure that each Relevant Company will not, take action whether by acquisition or otherwise which alone or in aggregate would materially alter the nature of the Business or the business of the Group taken as a whole.

 (t)    (Financial Indebtedness)  It will not incur any Financial
Indebtedness except: (i)     under or as permitted by the
Transaction Documents;

       (ii)    to any person who has given a Satisfactory Charge;
and

       (iii)   under or as permitted by the Senior Debt Facility.

 (u)    (Subsidiaries)

       (i) It will not create or acquire a Subsidiary unless (except in the case of PSS if Scenario 1 only occurs) at the time of becoming a Subsidiary the Subsidiary becomes a Guarantor pursuant to clause 26 and gives a Satisfactory Charge (subject, in the case of Fortronic, to Fortronic having complied with sections 205(10)(a) to (h) of the Corporations Law within 30 days of the first Drawdown Date).

       (ii) It will ensure that each of its Subsidiaries complies with paragraphs (e) to (ab) inclusive as if binding on each of them and as if references to it were to the Subsidiary.

 (v) (Ratification) As shareholder of any Relevant Company, it ratifies and confirms the execution, delivery and performance by each Relevant Company of each Transaction Document. It will be taken to have ratified and confirmed the execution, delivery and performance of each Satisfactory Charge and each Guarantor Accession Deed to which any entity of which it is a shareholder is at any time expressed to be party.

 (w) (Acquisitions) It will not acquire or establish any business or acquire any shares in any person other than a Relevant Company.

 (x) (Capital expenditure) It will not incur capital expenditure other than under a capital expenditure budget submitted to the Lender under clause 13.1(a)(v)(B) and approved by the Lender, which approval shall not be unreasonably withheld having regard to the financial conditions and prospects of the Group and the Business at the time.

 (y) (Issues) It will not issue any Marketable Security or agree to do so or grant a person a right to take up any Marketable Security whether exercisable now or in the future or if a contingency occurs, other than to its holding company.

 (z) (Inspection) At any time after the Senior Debt has been repaid, the Lender or persons authorised by it may at any reasonable time inspect with prior reasonable notice and require the provision of copies of the records, and inspect the premises, of any Relevant Company and inspect the Mortgaged Property. Each Relevant Company will do everything in its power to assist that inspection and provide those copies and will ensure that its employees and officers do the same.

 (aa)   (ABN Pacific)  In the case of ABN Pacific if PSS is not a
Guarantor:

       (i) it shall not carry on any business or incur any Financial Indebtedness (except as permitted under clause 13.1(t) above); and

       (ii)    it shall ensure that PSS does not:

       (1)     issue any Marketable Security to any person;

       (2) create or allow to exist a Security Interest over its assets; or

       (3)     incur any Financial Indebtedness.

 (ab) For any period in which neither the Lender nor any of its Related Corporations hold any shares in the Borrower and if so requested by the Lender, a person nominated by the Lender is appointed and maintains office (except for disqualification resulting from any act by the nominee or the Lender) as a director of the Borrower.

13.2    Undertakings relating to Mortgaged Property

 The Borrower and each Guarantor undertakes to the Indemnified
Parties as follows, except to the extent that the Lender consents
otherwise.  (a)    (Pay outgoings)

       (i) Subject to sub-paragraph (ii), it will promptly pay all outgoings payable by it in respect of the Mortgaged
Property (including rent royalties and Taxes).

       (ii) It need not pay outgoings which are being contested in good faith except where failure to pay may have a Material Adverse Effect.

       (iii) It will pay contested outgoings which it is liable to pay on the final determination or settlement of the contest.

       (iv) On request by the Lender it will immediately provide to the Lender evidence of every payment covered by this undertaking.

 (b)    (Maintenance)

       (i) It will maintain the Mortgaged Property in a good state of repair and in good working order and condition.

       (ii) On being reasonably required to do so by the Lender it will immediately amend every material defect in the repair and condition of the Mortgaged Property (fair wear and tear excepted).

 (c)    (Insurance)

       (i) (General obligation) In its name and in the name of the Lender it will:

       (1) insure and keep insured the Mortgaged Property which is of an insurable nature to the full replacement or re-instatement value; and

       (2) take out and keep in force other insurance with respect to the Business, the Mortgaged Property and each business in which the Mortgaged Property is used,

       in the manner and to the extent:

       (3) reasonable and customary for a business enterprise engaged in a similar business and in a similar locality, and for property of the nature of the Mortgaged Property; or

       (4) which a business enterprise holding similar property, and engaged in a business in a similar locality, would prudently insure against.

       (ii) (Payment of premiums) It will pay when due all premiums, commissions, levies, stamp duties, charges and other expenses necessary for taking out those insurance policies and keeping them in force.

       (iii) (Insurers) It will take out each insurance policy with independent and reputable insurers.

       (iv) (Information) On request it will provide to the Lender certificates of currency in respect of all insurance policies, and other details on the insurance policies which the Lender requires.

       (v) (Annual report) On or about each anniversary of the date of this Agreement it will provide to the Lender a report on those insurance policies at the date of the report and on claims and other material events with respect to those insurances during the previous twelve months.

       (vi) (No prejudicial action) It will not do, permit, or omit to do, anything which may prejudice an insurance policy.

       (vii)   (Contents of policy)  Without limiting
sub-paragraph (i), it will ensure that each insurance policy is on terms and conditions satisfactory to the Lender and, without limitation, provides that:

       (1) if the Senior Debt has been fully repaid the Lender is named as loss payee with respect to payments required under paragraph (B);

       (2) if the Senior Debt has been fully repaid if in any [CT REQUESTED] claims under the policy exceed [CT REQUESTED], proceeds in excess of that amount will be paid to the Lender;

       (3) the insurer waives its right to set off or counter claim or to make any other deduction or withholding against the Lender and each person claiming under the Lender;

       (4) all claims for insurance premiums, levies, stamp duties, charges or commissions against the Lender and each person claiming under the Lender are waived;

       (5) the insurer will not terminate the policy unless the relevant default or breach remains unremedied for at least 14 days after notice by the insurer to the Lender specifying the default or breach;

       (6) to the extent that the policy covers the interest of the Lender the insurer will not refuse or reduce a claim or cancel or avoid the policy except where the right to do so results from the fraud of the Lender;

       (7) a claim for replacement or re-instatement value will be paid even though the relevant asset is not replaced or re-instated; and

       (8)     there is no averaging provision.

       (viii) (Remedy of default) After the Senior Debt has been fully repaid if:

       (1) it fails to take out or to keep in force an insurance policy;

       (2) the insurer becomes entitled to cancel or avoid an insurance policy; or

       (3) the insurer under a policy is not be capable of meeting a claim,

       the Lender may do anything which it determines is advisable or necessary to take out or keep in force that policy or to take out a new policy complying with this clause at the cost of the Relevant Company and or in the name of the Relevant Company or the Lenders or both. The Lender is not obliged to do anything under this sub-paragraph.

       (ix) (Enforcement by Lender) After the Senior Debt has been fully repaid, it will do everything (including providing documents, evidence and information) necessary or desirable in the opinion of the Lender to enable the Lender to claim, and to collect or recover money due, under or in respect of, an insurance policy.

       (x) (Notice of claims) As soon as possible it will notify:

       (1)     (A)     the Lender; and

       (B) (when it is required or it is advisable to do so) the relevant insurer,

       of any event which does or may give rise to a claim of [CT
REQUESTED] or its equivalent or more under an insurance policy;
and

       (2)     the Lender of: (A)     a cancellation, change or
reduction in an insurance policy;

       (B)     an insurance policy becoming void or voidable; or

       (C) any other material circumstance or correspondence relating to an insurance policy.

       (xi) (Use of insurance proceeds) After the Senior Debt has been fully repaid, except as otherwise required under the Sale Agreements, it will use the proceeds of all insurance policies received by it while an Event of Default subsists, towards payment of the Secured Moneys.

 (d)    (Preservation and protection of security)

       (i) It will promptly do everything necessary or reasonably required by the Lender at any time after Senior Debt has been fully repaid:

       (1)     to preserve and protect the value of the Mortgaged
Property; and

       (2) to protect and enforce its title and the title of the Lender as mortgagee to the Mortgaged Property.

       (ii)    Without limiting the generality of sub-paragraph
(i), it will not permit lodgement of a caveat forbidding the recording of an interest of it or the Lender in the Mortgaged
Property.

       (iii) If a caveat is lodged (other than a caveat lodged by the Lender) it will promptly do everything in its power to remove it.

       (iv) The generality of this paragraph does not limit, nor is it limited by, the generality of any other paragraph of this clause.

 (e) (Other Security Interests) It will comply fully with all Security Interests affecting the Mortgaged Property and the obligations secured by those Security Interests.

 (f)    (Environmental Law)

       (i) It will maintain procedures which are adequate to monitor:

       (1) its compliance with Environmental Law and Authorisations; and

       (2) circumstances which may give rise to a claim or to a requirement of substantial expenditure by it or of cessation or material alteration of its activity (Perilous Circumstances).

       (ii) After the Senior Debt has been fully repaid where the Lender reasonably suspects that it is not complying with sub-paragraph (i) or with an Environmental Law or Authorisation in any material respect, the Lender may have an audit conducted of its procedures, its compliance and any Perilous Circumstances.

Before conducting the audit the Lender shall notify the Borrower of its intention to conduct the audit. The Borrower will be entitled to detail to the Lender its compliance with Environmental Laws, and the Lender will not commence the audit until the Borrower has had a reasonable time in which to satisfy the reasonable concerns of the Lender under this paragraph (ii). The Borrower will do everything necessary to facilitate that audit.

       (iii) Where the procedures or the audit referred to in this paragraph reveal any non-compliance with Environmental Law or Authorisations, or reveal any material Perilous Circumstances, it will promptly remedy them.

       (iv) If the Lender has conducted more than one audit under sub-paragraph (ii) in any 12 month period, the cost of each additional audit in that period will be borne by the Lender unless the audit reveals non-compliance with Environmental Law or Authorisations which is likely to have a Material Adverse Effect (in which case the cost of the audit will be borne by the Borrower).

13.3    Undertakings relating to Marketable Securities

 After Scenario 3 occurs, the Borrower and each Guarantor undertakes to maintain and protect all Marketable Securities in PSS (for so long as PSS is not a Guarantor) or any non- wholly owned Subsidiary included in the Mortgaged Property. Without limitation, it undertakes as follows, except to the extent that
the Lender consents otherwise.  (a)    (Notify rights offered or
accruing)  It will:

       (i) notify the Lender immediately if it becomes entitled to, or is offered, New Rights; and

       (ii) ensure that all documents relating to New Rights or arising out of their subscription, taking up or exercise are delivered to the Lender.

 (b) (Subscribe to rights) If the Lender directs, it will promptly subscribe to, take up or exercise New Rights.

 (c) (Remedy defects) It will remedy each defect in its holding of those Marketable Securities.

 (d) (Take proceedings) It will take or defend all legal proceedings which the Lender requires to protect or recover those Marketable Securities.

 (e) (Execute documents) It will execute each document to which it is expressed to be a party in relation to any thing required under this clause.

 (f) (Pay calls) It will duly pay all calls in respect of those Marketable Securities.

 (g) (Deliver documents) Immediately on receipt by it or for its account, it will deliver to the Lender but not by way of mortgage each certificate, acceptance, contract note or transfer for those Marketable Securities;

 (h) (Return of documents) If the Lender makes available a document relating to those Marketable Securities or New Rights for registration, stamping, exercise, acceptance or another purpose:

       (i) it will ensure that the document or each resulting or replacement document (as the case may be) is delivered directly to the Lender when available or returned; and

       (ii) to the extent required by the Lender, it will ensure that all persons dealing with it have notice of the Security Documents.

 (i) (Nothing prejudicial) It will not do or omit to do anything which might render those Marketable Securities liable to forfeiture, cancellation, avoidance or loss or might otherwise prejudicially affect the interest of the Lender in them or their value.

 (j) (Meetings of shareholders or unitholders) It will immediately provide to the Lender certified copies of all reports and other documents received by it in its capacity as a holder of those Marketable Securities or relating in any way to those Marketable Securities including any report or notice of any meeting which the holder of Marketable Securities is entitled to attend or vote at or both.

 (k)    (Vote)

       (i) Subject to sub-paragraph (ii), it will vote those Marketable Securities in a prudent manner.

       (ii) It will not vote those Marketable Securities while an Event of Default or Potential Event of Default subsists or after the Security Documents have been enforced, except with the consent of the Lender.

13.4    Term of undertakings

 Each undertaking in this clause continues from the date of this Agreement until the Secured Moneys are fully and finally repaid.

 14.    EVENTS OF DEFAULT

14.1    Events of Default

 Each of the following is an Event of Default (whether or not it is in the control of any Relevant Company).

 (a) (Obligations under Transaction Documents) The Borrower or a Guarantor fails:

       (i)     to pay an amount payable by it under a Transaction
Document when due;

       (ii) to comply with any of its other obligations under a Transaction Document and, if in the opinion of the Lender that failure can be remedied within 10 Business Days, does not remedy the failure within 10 Business Days of notice from the Lender of that failure; or

       (iii) to satisfy within the time stipulated anything which the Lender made a condition of its waiving compliance with a condition precedent or undertaking in a Transaction Document.

 (b) (Misrepresentation) A representation, warranty or statement by or on behalf of the Borrower or a Guarantor in a Transaction Document, or in a document provided under or in connection with a Transaction Document, is not true or is misleading when made or repeated such that it would have a Material Adverse Effect.

 (c)    (Cross default)

       (i) Financial Indebtedness of a Relevant Company aggregating to at least [CT REQUESTED] or its equivalent:

       (1) is not paid when due (or within an applicable grace period); or

       (2) becomes due and payable before its stated maturity or expiry;

       (ii) a facility or obligation granted or owed by a person to a Relevant Company to provide financial accommodation or to acquire or underwrite Financial Indebtedness aggregating to at least [CT REQUIESTED] or its equivalent is prematurely terminated except in the case of voluntary termination as a result of illegality; or

       (iii)   an event of default as defined in another
Transaction Document occurs.

       For the purpose of this paragraph, if a person is required to provide cash cover for Financial Indebtedness as a result of an actual, likely or threatened default or an event of default or termination, cancellation, special prepayment or similar event, whatever called, that Financial Indebtedness will be taken to be due and payable.

 (d) (Administration, winding up, arrangements, insolvency etc.)

       (i) An administrator of a Relevant Company is appointed.

       (ii) Except for the purpose of a solvent reconstruction or amalgamation previously approved by the Lender:

       (1) an application (other than an application which is frivolous or vexatious and which is contested in good faith) or an order is made, proceedings are commenced, a resolution is passed or proposed in a notice of meeting or an application to a court or other steps are taken for:

       (I) the winding up, dissolution or administration of a Relevant Company; or

       (II) a Relevant Company entering into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them,

       (other than applications, proceedings, notices and steps which are dismissed or withdrawn within 10 Business Days and which the Relevant Company contests in good faith during that period); or

       (2) a Relevant Company ceases, suspends or threatens to cease or suspend the conduct of all or a substantial part of its business or disposes of or threatens to dispose of a substantial part of its assets; or

       (iii)   a Relevant Company:

       (1) is, or under legislation is presumed or taken to be, insolvent (other than as the result of a failure to pay a debt or claim the subject of a good faith dispute); or

       (2) stops or suspends or threatens to stop or suspend payment of all or a class of its debts.

 (e)    (Enforcement against assets)

       (i) A receiver, receiver and manager, administrative receiver or similar officer is appointed to;

       (ii)    a Security Interest is enforced over; or

       (iii) a distress, attachment or other execution is levied or enforced or applied for over,

       all of the assets and undertaking of a Relevant Company or any such assets or undertaking with a value in excess of [CT
REQUESTED] and is not set aside, released or appealed against by the Relevant Company within 5 Business Days.

 (f) (Reduction of capital) Without the prior consent of the Lender, a Relevant Company:

       (i)     reduces its capital (including, without
limitation, a purchase of its shares but excluding a redemption of redeemable shares);

       (ii) passes a resolution to reduce its capital or to authorise it to purchase its shares or a resolution under section 188(2) or 205(10) of the Corporations Law or an equivalent provision, or calls a meeting to consider such a resolution, other than in relation to any section 205 procedure contemplated by this agreement; or

       (iii) applies to a court to call any such meeting or to sanction any such resolution or reduction.

 (g) (Investigation) An investigation into all or part of the affairs of any Relevant Company commences under companies legislation in circumstances material to its financial condition.

 (h) (Analogous process) Anything analogous to anything referred to in paragraphs (d) to (g) inclusive, or having substantially similar effect, occurs with respect to any Relevant
Company under any overseas law or any law which commences or is amended after the date of this Agreement.

 (i)    (Vitiation of Documents)

       (i) All or any part of a Transaction Document, the Sale Agreements or the Senior Debt Facility is terminated or is or becomes void, illegal, invalid, unenforceable or of limited force and effect;

       (ii) a party becomes entitled to terminate, rescind or avoid all or part of a Transaction Document; or

       (iii) a party other than the Lender alleges or claims that an event described in sub-paragraph (i) has occurred or that it is entitled as described in sub-paragraph (ii).

 (j) (Amendment of articles) The memorandum or articles of association of the Borrower or a Guarantor are amended in a material respect adverse to the Lender without the prior consent of the Lender (which will not be withheld unreasonably).

 (k) (Revocation of Authorisation) An Authorisation which is material to the performance by any Relevant Company of a Relevant Document, or to the validity and enforceability of a Relevant Document, to the conduct of the Business or to the security of the Lender, is repealed, revoked or terminated or expires, or is modified or amended or conditions are attached to it in a manner unacceptable to the Lender and which has a Material Adverse Effect, and is not replaced by another Authorisation acceptable to the Lender.

 (l) (Material adverse change) Any other event or series of events, whether related or not, occurs which has or is likely to have a Material Adverse Effect.

 (m)    (Control)  Without the prior consent of the Lender:

       (i) the Borrower or a Guarantor becomes a Subsidiary of another person; or

       (ii) in the opinion of the Lender there is a change in the majority ownership, management or control of the Borrower or a Guarantor.

 (n)    (Compulsory acquisition)

       (i) All or any part of the Mortgaged Property or other assets of a Relevant Company is compulsorily acquired by or by order of a Governmental Agency or under law and that acquisition is likely to have a Material Adverse Effect;

       (ii) a Governmental Agency orders the sale, vesting or divesting of all or any part of the Mortgaged Property or other assets of a Relevant Company and that sale, vesting or divesting is likely to have a Material Adverse Effect; or

       (iii) a Governmental Agency takes a step for the purpose of any of the foregoing or proposes or threatens to do any of the foregoing.

 (o) (Governmental interference) A law or anything done by a Governmental Agency wholly or partially renders illegal, prevents or restricts the performance or effectiveness of a Transaction
Document or otherwise has a Material Adverse Effect.

 (p)    (Environmental event)

       (i)     Any person takes action;

       (ii)    there is a claim; or

       (iii) there is a requirement of expenditure or of cessation or alteration of activity,

       under Environmental Law, which has or is likely to have a Material Adverse Effect.

14.2    Consequences

 Subject to the Priority Agreement in addition and subject to any other rights provided by law or any Transaction Document, at any time after the expiry of 15 days after a notice from the Lender to remedy an Event of Default the Lender may do all or any of the following:

 (a) by notice to the Borrower declare the Secured Moneys immediately due and payable, and the Borrower shall immediately pay the Secured Moneys;

 (b)    by notice to the Borrower cancel the Commitment;

 (c) at the cost of the Borrower, appoint a firm of independent accountants or other experts to review and report to the Lender on the affairs, financial condition and business of any Relevant Company.

       Each Relevant Company will do everything in its power to ensure the review and report can be carried out promptly, completely and accurately. Without limitation, it will co-operate fully with the review and ensure that the accountants and experts are given access to all premises and records of each Relevant Company and are given all information concerning any Relevant Company which they require from time to time. It will ensure that all officers and employees of each Relevant Company do the same.

14.3    Technical default in payment

 (a) Failure by the Borrower to pay an amount due will not constitute an Event of Default under clause 14.1(a)(i) if: (i)

before the exercise of the Lender's powers under clause 14.2 the Borrower demonstrates to the reasonable satisfaction of the Lender that it had sufficient available funds with its bankers and had given appropriate instructions to those bankers to make that payment and that the payment would have been made but for temporary technical or administrative difficulties outside the control of the Borrower; and

       (ii) payment is received in the manner required within 2 Business Days of the due date.

 (b)    If: (i)     the Lender notifies the Borrower by 3.00 pm
(Sydney time) on the due date for the relevant payment that the Lender has not received the payment; and

       (ii) the Borrower does not satisfy the Lender under sub-paragraph (a)(i) in relation to that payment by close of business on that date,

       the Lender may exercise its powers under clause 14.2 on or at any time after the Business Day following the date on which the payment was due.

       In all other cases, the Lender will not exercise its powers under clause 14.2 until the 2 Business Days referred to in paragraph (a)(ii) have passed.

15.     GUARANTEE

15.1    Guarantee

 The Guarantors jointly and severally unconditionally and irrevocably guarantee the due and punctual payment of the Secured
Moneys. Each Guarantor enters into this Agreement for valuable consideration which includes, without limitation, the Lender entering into this Agreement at its request.

15.2    Payment

 On demand from time to time each Guarantor shall pay an amount equal to the Secured Moneys then due and payable in the same manner and currency which the Borrower is required to pay the Secured Moneys under the relevant Transaction Document (or would have been but for its Liquidation).

15.3    Unconditional nature of obligation

 Neither this Agreement nor the obligations of any Guarantor under this Agreement will be affected by anything which but for this provision might operate to release, prejudicially affect or discharge them or in any way relieve any Guarantor from any obligation including, without limitation:

 (a) the grant to any person of any time, waiver or other indulgence, or the discharge or release of any person;

 (b) any transaction or arrangement that may take place between the Indemnified Parties and any person;

 (c)    the Liquidation of any person;

 (d) the Indemnified Parties becoming a party to or bound by any compromise, moratorium, assignment of property, scheme of arrangement, composition of debts or scheme of reconstruction by or relating to any person;

 (e) the Indemnified Parties exercising or delaying or refraining from exercising or enforcing any document or agreement or any right, power or remedy conferred on it by law or by any Transaction Document or by any other document or agreement with any person;

 (f) the amendment, variation, novation, replacement, rescission, invalidity, extinguishment, repudiation, avoidance, unenforceability, frustration, failure, expiry, termination, loss, release, discharge, abandonment, assignment or transfer, in whole or in part and with or without consideration, of any Transaction Document or of any other document or agreement held by the Indemnified Parties at any time or of any right, obligation, power or remedy;

 (g) the taking or perfection of or failure to take or perfect a document or agreement;

 (h) the failure by any person or the Indemnified Parties to notify any Guarantor of any default by any person under any Transaction Document or any other document or agreement;

 (i) the Indemnified Parties obtaining a judgment against any person for the payment of any Secured Moneys;

 (j) any legal limitation, disability, incapacity or other circumstance relating to any person;

 (k) any change in any circumstance (including, without limitation, in the members or constitution of a person);

 (l) this Agreement or any other document or agreement not being valid or executed by, or binding on, any person; or

 (m)    any increase in the Secured Moneys for any reason
(including, without limitation, as a result of anything referred to above),

 whether with or without the consent of the Guarantors. None of the above paragraphs limits the generality of any other. A reference to "any person" includes, without limitation, the Borrower or any other Guarantor.

15.4    No marshalling

 The Indemnified Parties are not obliged to marshal or appropriate in favour of any Guarantor or to exercise, apply or recover:

 (a)    any Security Interest, Guarantee, document or agreement
(including, without limitation, any Transaction Document) held by the Indemnified Parties at any time; or

 (b) any of the funds or assets that the Indemnified Parties may be entitled to receive or have a claim on.

15.5    No competition

 Until the Secured Moneys have been irrevocably paid and discharged in full no Guarantor is entitled to and shall not:

 (a) be subrogated to the Indemnified Parties or claim the benefit of any Security Interest or Guarantee held by the Indemnified Parties at any time;

 (b) either directly or indirectly prove in, claim or receive the benefit of, any distribution, dividend or payment arising out of or relating to the Liquidation of the Borrower or any other Guarantor or any other person who gives a Guarantee or Security Interest in respect of any Secured Moneys; or

 (c) have or claim any right of contribution or indemnity from the Borrower or any other Guarantor or any other person who gives a Guarantee or Security Interest in respect of any Secured
Moneys.

 The receipt of any distribution, dividend or other payment by the Indemnified Parties out of or relating to any Liquidation will not prejudice the right of the Indemnified Parties to recover the Secured Moneys by enforcement of this Agreement.

15.6    Suspense account

 In the event of the Liquidation of the Borrower or any other person (including, without limitation, any Guarantor) each Guarantor authorises the Indemnified Parties:

 (a) to prove for all moneys which the Guarantors have paid the Indemnified Parties under this Agreement; and

 (b)    (i)     to retain and carry to a suspense account; and

       (ii)    to appropriate at the discretion of the Lender,

       any dividend received in the Liquidation of the Borrower or any other person and any other money received in respect of the Secured Moneys,

 until the Indemnified Parties have been paid the Secured Moneys in full.

15.7    Rescission of payment

 Whenever for any reason (including without limitation under any law relating to Liquidation, fiduciary obligations or the protection of creditors):

 (a) all or part of any transaction of any nature (including, without limitation, any payment or transfer) made during the term of this Agreement which affects or relates in any way to the Secured Moneys is void, set aside or voidable;

 (b) any claim that anything contemplated by paragraph (a) is so is upheld, conceded or compromised; or

 (c) the Indemnified Parties are required to return or repay any money or asset received by it under any such transaction or the equivalent in value of that money or asset,

 the Indemnified Parties will immediately become entitled against each Guarantor to all rights in respect of the Secured Moneys and the Mortgaged Property which it would have had if all or the relevant part of the transaction or receipt had not taken place. Each Guarantor shall indemnify the Indemnified Parties on demand against any resulting loss, cost or expense. This clause continues after this Agreement is discharged.

15.8    Indemnity

 If any Secured Moneys (including moneys which would have been Secured Moneys if they were recoverable) are not recoverable from the Borrower for any reason (including, without limitation, any legal limitation, disability, incapacity or thing affecting the Borrower) each Guarantor shall indemnify the Indemnified Parties on demand and shall pay those moneys to the Indemnified Parties on demand.

 This applies whether or not:

 (a) any transaction relating to the Secured Moneys was void or illegal or has been subsequently avoided; or

 (b) any matter or fact relating to that transaction was or ought to have been within the knowledge of the Indemnified
Parties.

15.9    Continuing guarantee and indemnity

 This clause:

 (a)    is a continuing guarantee and indemnity;

 (b) will not be taken to be wholly or partially discharged by the payment at any time of any Secured Moneys or by any settlement of account or other matter or thing; and

 (c) remains in full force until the Secured Moneys have been paid in full and the Guarantors have completely performed their obligations under this Agreement.

15.10   Variations

 This clause covers the Secured Moneys as varied from time to time including, without limitation, as a result of:

 (a)    any amendment to, or waiver under, any Transaction
Document; or

 (b)    the provision of further accommodation to the Borrower,

 and whether or not with the consent of or notice to the Guarantors. This does not limit any other provision.

15.11   Judgment

 A judgment obtained against the Borrower will be conclusive against each Guarantor.

15.12   Conditions precedent

 Any condition or condition precedent to the provision of financial accommodation is for the benefit of the Lender and not the Guarantors. Any waiver of or failure to satisfy such a condition or condition precedent will be disregarded in determining whether an amount is part of the Secured Moneys.

15.13   ABN New Zealand Limited

 Notwithstanding any other provision of any Transaction Document, the total amount recoverable under this Agreement against ABN New
Zealand Limited is the greater of:

 (a)    [CT REQUESTED]; or

 (b) the value of the [CT REQUESTED] of [CT REQUESTED] being the [CT REQUESTED] as determined by reference to the most recent
Accounts delivered to the Lender under clause 13.1(a)(i) or (ii),

 or its equivalent in other currencies as determined by the Lender.

16.     INTEREST ON OVERDUE AMOUNTS

 (a) After the Satisfaction Date interest accrues on each unpaid amount which is due and payable by the Borrower or a Guarantor under or in respect of any Transaction Document
(including interest payable under this clause):

       (i) on a daily basis up to the date of actual payment from (and including) the due date or, in the case of an amount payable by way of reimbursement or indemnity, the date of disbursement or loss, if earlier;

       (ii) both before and after judgment (as a separate and independent obligation); and

       (iii) on the whole of the amount then due but unpaid at the [CT REQUESTED].

 (b) The Borrower and each Guarantor shall pay interest accrued under this clause on demand by the Lender.

17.     INDEMNITIES

 After the Senior Debt has been fully repaid on demand the Borrower shall indemnify the Indemnified Parties against any loss, cost, charge, liability or expense the Indemnified Parties (or any officer of employee of the Indemnified Parties) may sustain or incur as a direct or indirect consequence of:

 (a) the occurrence of any Event of Default or the breach of any Transaction Document;

 (b) any exercise or attempted exercise in good faith of any right, power or remedy under any Transaction Document or any failure to exercise any right, power or remedy; and

 (c) any statement in, conduct relying on or omission or alleged omission from any document or information prepared, provided or authorised by it, or any claim in respect of any of the above (including legal costs on a full indemnity basis), except where such loss, cost, charge, liability or expense is the direct consequence of any wilful default or negligence on the part of the Lender.

18.     CONTROL ACCOUNTS

 The accounts kept by the Lender constitute sufficient evidence, unless proven wrong, of the amount at any time due from the Borrower under this Agreement.

19.     EXPENSES

 On demand the Borrower shall reimburse the Indemnified Parties:

 (a) for their reasonable expenses in relation to the preparation, execution and completion of any subsequent consent, agreement, approval, waiver or amendment;

 (b) for their expenses in relation to any actual or contemplated enforcement of the Transaction Documents, or actual or contemplated exercise, preservation or consideration of any rights, powers or remedies under the Transaction Documents or in relation to the Mortgaged Property, subject to the Indemnified Parties complying with the Priority Agreement.

 This includes, without limitation, reasonable legal costs and expenses on a full indemnity basis, travelling and out of pocket expenses, and any expenses incurred in any review or environmental audit in accordance with clause 13.2(f) or in retaining consultants to evaluate matters of material concern to the Lender, and (in relation to paragraph (b)) administrative costs including any time of its executives (whose time and costs are to be charged at reasonable rates).

20.     STAMP DUTIES

 (a) The Borrower shall pay all stamp, transaction, registration and similar Taxes (including fines and penalties) which may be payable in relation to the execution, delivery, performance or enforcement of any Transaction Document or any payment or receipt or any other transaction contemplated by any Transaction Document.

 (b) Those Taxes include financial institutions duty, debits tax or other Taxes payable by return and Taxes passed on to the Indemnified Parties by bank or financial institution.

 (c) On demand the Borrower shall indemnify the Indemnified Parties against any liability resulting from delay or omission to pay those Taxes except to the extent the liability results from failure by the Indemnified Parties to pay any Tax after having been put in funds to do so by the Borrower.

21.     WAIVERS, REMEDIES CUMULATIVE

 (a) No failure to exercise and no delay in exercising any right, power or remedy under any Transaction Document operates as a waiver. Nor does any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

 (b) The rights, powers and remedies provided to the Lender in the Transaction Documents are in addition to, and do not exclude or limit, any right, power or remedy provided by law.

22.     SEVERABILITY OF PROVISIONS

 Any provision of any Transaction Document which is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of that Transaction Document nor affect the validity or enforceability of that provision in any other jurisdiction.

23.     SURVIVAL OF REPRESENTATIONS AND INDEMNITIES

 (a)    All representations and warranties in any Transaction
Document survive the execution and delivery of the Transaction
Documents and the provision of advances and accommodation.

 (b)    Each indemnity in any Transaction Document:

       (i)     is a continuing obligation;

       (ii)    is a separate and independent obligation; and

       (iii)   survives termination or discharge of the relevant
Transaction Document.

24.     MORATORIUM LEGISLATION

 To the full extent permitted by law all legislation which at any time directly or indirectly:

 (a) lessens, varies or affects in favour of the Borrower or a Guarantor any obligation under a Transaction Document; or

 (b) delays, prevents or prejudicially affects the exercise by the Indemnified Parties of any right, power or remedy conferred by any Transaction Document,

 is excluded from the Transaction Documents.

25.     ASSIGNMENTS

25.1    Assignment by Borrower and Guarantors

 Neither the Borrower nor any Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender (which consent must not be unreasonably withheld).

25.2    Assignment by the Lender

 The Lender may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Borrower (which consent must not be unreasonably withheld). Any assignee must be bound to the Priority Agreement to the same extent as the Lender is bound. For the avoidance of doubt, the Borrower may withhold its consent if the Lender proposes to assign or transfer any of its rights or obligations under this agreement to a Competitor (as that term is defined in the Shareholders and Subscription Agreement dated on or about the date of this agreement between ABNAH, Leigh-Mardon Pty Limited and the Borrower).

25.3    Disclosure

 The Lender may disclose to a proposed assignee or transferee information which relates to any Relevant Company or was furnished in connection with the Transaction Documents if it first obtains the consent of the Borrower (who shall not unreasonably withhold or delay that consent).

25.4    No increased costs

 Despite anything to the contrary in this Agreement, if the Lender assigns its rights under this Agreement the Borrower will not be required to pay any net increase in the total amount of costs, Taxes, fees or charges which is a direct consequence of the assignment and of which the Lender or its assignee was aware or ought reasonably to have been aware on the date of the assignment or change.

26.     ADDITION OF GUARANTORS

 (a) (New Guarantor) The Borrower shall ensure that: (i) Fortronic becomes a Guarantor for the purposes of this Agreement by entering into a Guarantor Accession Deed within 60 days (or any longer period which the Lender and the Borrower may agree, the Lender's agreement not to be unreasonably withheld) of the first Drawdown Date; and

       (ii) each company which becomes a Subsidiary of a Group Member (other than PSS for so long as any shares in PSS are owned by a person who is not a Group Member) becomes a Guarantor for the purposes of this Agreement by entering into a Guarantor Accession Deed within 60 days (or any longer period which the Lender and the Borrower may agree, the Lender's agreement not to be unreasonably withheld) of becoming a Subsidiary (each such company a New Guarantor).

 (b) (Accession Deed) Upon execution of a Guarantor Accession Deed by a New Guarantor and the Lender, the New Guarantor shall be taken to be a Guarantor for the purposes of this Agreement with all the rights and obligations as if it were an original party to this Agreement and to have made the representations and warranties in clause 12.1 and/or clause 12.3 on the date of such execution.

 (c) (Conditions precedent) The Borrower shall ensure that before a New Guarantor becomes a Guarantor, the Lender has received in form and substance satisfactory to it any document or evidence relating to that accession it may require, including
without limitation: (i)     (confirmation of warranties):  a
certificate signed by a director of the Borrower confirming that upon execution of the Guarantor Accession Deed the representations and warranties set out in clauses 12.1 and 12.3 will be correct in relation to the New Guarantor; and

       (ii) (verification certificate): a certificate in relation to the New Guarantor given by a director of the New
Guarantor substantially in the form of annexure C with the attachments referred to and dated not earlier than 14 days before its execution of the Guarantor Accession Deed.

27.     NOTICES

 All notices, requests, demands, consents, approvals, agreements or other communications to or by a party to this Agreement:

 (a)    must be in writing;

 (b)    must be signed by an Authorised Officer of the sender;
and

 (c)    will be deemed to be duly given or made:

       (i) (in the case of delivery in person or by post or facsimile transmission) when delivered, received or left at the address of the recipient shown in this Agreement or to any other address which it may have notified the sender; or

       (ii) (in the case of a telex) on receipt by the sender of the answerback code of the recipient at the end of transmission,

       but if delivery or receipt is on a day on which business is not generally carried on in the place to which the communication is sent or is later than 4 pm (local time), it will be taken to have been duly given or made at the commencement of business on the next day on which business is generally carried on in that place.

 28.    AUTHORISED OFFICERS

 The Borrower and each Guarantor irrevocably authorises the Indemnified Parties to rely on a certificate by any person purporting to be its director or secretary as to the identity and signatures of its Authorised Officers. The Borrower and each Guarantors warrants that those persons have been authorised to give notices and communications under or in connection with the Transaction Documents.

 Each Guarantor warrants that each Authorised Officer of the Borrower is authorised to sign Drawdown on behalf of each Guarantor.

29.     GOVERNING LAW AND JURISDICTION

29.1    Governing law and jurisdiction

 This Agreement is governed by the laws of New South Wales.  The
Borrower and each Guarantor submits to the non-exclusive jurisdiction of courts exercising jurisdiction there.

29.2    Process agents

 Each Relevant Company situated outside Australia irrevocably:
(a) nominates the Borrower as its agent to receive service of process or other documents in any action, suit or proceedings brought in relation to any Transaction Document; and

 (b) agrees that service of any such process or documents on the Borrower will be sufficient service on it.

 The Borrower irrevocably and unconditionally accepts that appointment.

30.     COUNTERPARTS

 This Agreement may be executed in any number of counterparts.
All counterparts together will be taken to constitute one instrument.

31.     CONSENTS AND OPINIONS

 Subject to the Priority Agreement, except where expressly stated the Indemnified Parties may give or withhold, or give conditionally, approvals and consents, may be satisfied or unsatisfied, may form opinions, and may exercise rights, powers and remedies at its absolute discretion.

 EXECUTED in Canberra.

Each attorney executing this Agreement states that he has no notice of revocation or suspension of his power of attorney.

BORROWER

SIGNED on behalf of   ) AMERICAN BANKNOTE AUSTRALASIA  ) LIMITED
) by its attorney       ) in the presence of:   )  Signature

   Witness       Print name

  Print name

 GUARANTORS

SIGNED on behalf of    ) ABN HOLDINGS PTY LIMITED       ) by its
attorney ) in the presence of:    )  Signature

   Witness       Print name

  Print name



SIGNED on behalf of    ) ABN PACIFIC PTY LIMITED ) by its
attorney ) in the presence of:    )  Signature

   Witness       Print name

  Print name

 SIGNED on behalf of    ) ABN SECURITY PTY LIMITED       ) by its
attorney ) in the presence of:    )  Signature

   Witness       Print name

  Print name

 SIGNED on behalf of    ) ABN NEW ZEALAND  LIMITED       ) by its
attorney ) in the presence of:    )  Signature

   Witness       Print name

  Print name

LENDER:

SIGNED on behalf of   ) AMCOR INVESTMENTS PTY LIMITED  ) (ACN 004
345 868) by its attorney     ) in the presence of:   )  Signature

   Witness       Print name

  Print name